Exhibit 10.28

EXECUTION COPY

SEVERANCE AGREEMENT – SENIOR VICE PRESIDENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made as of March 28, 2005, between WARNER CHILCOTT (US), INC. (formerly named Warner Chilcott, Inc.) (the “Company”) and Leland H. Cross (“Executive”).

RECITALS

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement between Executive and the Company, dated as of May 20, 2002 (the “Prior Agreement”); and

WHEREAS, Executive and the Company now desire to enter into this Agreement, which will replace and supersede the Prior Agreement in its entirety, and set forth terms and conditions pursuant to which Executive may be entitled to certain severance payments, as well as set forth certain covenants of Executive.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Prior Agreement; Terms of Employment

(a) Executive shall be employed by the Company on an “at-will” basis and will have the title of Senior Vice President, Technical Operations Division, for the Company’s ultimate parent company, Warner Chilcott Holdings Company, Limited, an exempt Bermuda limited company (“Warner Chilcott”). Executive shall have authority, duties and responsibilities as are commensurate with Executive’s position. Executive agrees to render full time services in performing such duties and responsibilities.

(b) Executive shall perform substantially all of his duties under this Agreement at the Company’s Rockaway, New Jersey office, provided, however, that the Executive may be required to perform incidental services outside the United States from time to time. Executive may from time to time be required to perform duties commensurate with his position on behalf of one or more of the Group Companies in addition to the duties described in Section 1(a), and Executive may be appointed as an officer or officers of one or more Group Companies in addition to the title described in Section 1(a). Such duties shall be performed, and such appointments accepted, by Executive without additional compensation or remuneration. For the purposes of this Agreement, “Group Company” means Warner Chilcott and any of its direct or indirect subsidiaries.

(c) Executive agrees to render the services described above to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement. With the prior written consent of Warner Chilcott’s Board of Directors (the “Board”), which consent shall not be unreasonably refused or delayed, and so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement, Executive may serve on corporate boards or committees.

(d) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. The parties agree that such expenses shall include, by way of example and not limitation, cellular telephone service and home fax machine and telephone line.

(e) In consideration of the foregoing agreements and the covenants and other agreements of Executive contained herein, Executive shall be entitled to receive, upon the terms set forth herein, the payments provided for in Section 2 hereof.

2. Severance.

(a) If Executive shall die while still employed by the Company, this Agreement shall terminate effective as of the date of Executive’s death, except that Executive’s surviving spouse or dependents or, if none, his estate, shall be entitled to receive the payments set forth in Section 2(d) below paid in the manner set forth in Section 2(d).

(b) If Executive’s employment is terminated by the Company, in the sole discretion of the Board, because Executive is at such time Disabled (as defined below) and shall have been absent from his duties hereunder on a full time basis for 180 consecutive days, and, within 30 days after written notice by the Company to do so, Executive shall not have returned to the performance of his duties hereunder on a full time basis, Executive shall be entitled to receive (so long as he executes and delivers the Company’s standard form of release) an amount equal to the amount specified in Section 2(d) paid in the manner set forth in Section 2(d). As used herein, the term “Disabled” shall (i) mean that Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position, or (ii) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to Executive.

(c) If Executive’s employment is terminated by the Company for Cause (as defined below), then the Company shall pay to Executive (x) his then current annual base salary (“Base Salary”) accrued through the effective date of termination, payable at the time such payment is otherwise due and payable and (y) all other amounts and benefits to which Executive is entitled, including, without limitation, vacation pay and expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates and Executive shall not be entitled to any severance payments. As used herein, “Cause” shall mean (i) the conviction of Executive of a felony (other than a violation of a motor vehicle or moving violation law) or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) Executive’s voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of funds of any Group Company in the course of Executive’s employment; or (iii) the willful refusal (following written notice) to carry out specific directions of the Board, the Board of Directors of the Company or the Board of Directors of any other Group Company of which Executive is an officer, which directions shall be consistent with the provisions hereof; or (iv) Executive’s committing any act of gross negligence or intentional misconduct in the performance or non-performance of Executive’s duties as an employee of the Company; or (v) any material breach by Executive of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Executive). For purposes of Sections 2(c) and (d), no act or failure to act on Executive’s part shall be considered to be Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the relevant Group Company.

(d) If Executive’s employment is terminated by the Company without Cause, then Executive shall be entitled to receive (so long as he executes and delivers the Company’s standard form of release) an amount equal to Executive’s then current Base Salary for a period of twelve months (such amount as modified below, the “Base Severance Amount”, and such period, as modified below, the “Severance Period”) plus all other amounts and benefits to which Executive is entitled, including without limitation, expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group Company in which Executive participates. Notwithstanding the foregoing, if such termination occurs within 12 months following a Change of Control, the Base Severance Amount shall be an amount equal to Executive’s then current Base Salary for a period of eighteen months plus an amount equal to 150% of the annual cash bonus paid to Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, and the Severance Period shall be eighteen months. For purposes of this Agreement, “Change of Control” has the meaning ascribed to such term in the Management Shareholders Agreement, and “Management Shareholders Agreement” means that certain Management Shareholders Agreement dated as of the date hereof by and among Warner Chilcott, Warner II, Warner Chilcott Holdings Company III, Limited, Executive and the other parties thereto. The foregoing amounts shall be payable over the Severance Period in equal installments in accordance with the Company’s regular payroll practice. In addition, Executive shall be entitled to continue participation in the Company’s health and other welfare benefit plans, at the Company’s expense, for the Severance Period.

(e) If Executive’s employment is terminated by Executive for Good Reason, then Executive shall be entitled to the payments specified in Section 2(d) hereof, paid in the manner set forth therein. For purposes of this Agreement, “Good Reason” shall mean: (A) the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a) hereof, or any other action by Warner Chilcott or the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Warner Chilcott or the Company promptly after receipt of written notice thereof given by Executive; (B) any failure by the Company to pay to Executive his Base Salary and/or bonus (if such a bonus has been declared), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by Executive; (C) the Company’s requiring Executive to be based at any office or location other than as provided in Section 1(b); (D) any purported termination by the Company of Executive’s employment other than for Cause or pursuant to Sections 2(a) or (b)

hereof; or (E) any failure by the Company to obtain an express assumption of this Agreement by a successor as required pursuant to Section 14 hereof.

(f) If Executive’s employment is terminated by Executive due to Executive’s resignation or retirement, then this Agreement shall terminate as of the effective date of Executive’s retirement or resignation and thereupon Executive shall be entitled solely to the payments and benefits set forth in Sections 2(c) and (g).

(g) Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or in any contract or agreement with the Company or any of the other Group Companies at or subsequent to the date of termination of Executive’s employment for any reason shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

3. Gross Up Payment.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or consideration to or for the benefit of, or received by, Executive from a Group Company in connection with the Acquisition, including pursuant to those certain grants on the date hereof to Executive of certain ordinary shares of Warner Chilcott and preferred shares of Warner Chilcott Holdings Company II, Limited (“Warner II”) pursuant to (i) that certain Share Award Agreement pursuant to the 2005 Equity Incentive Plan, dated as of the date hereof by and among Warner Chilcott and Executive, and (ii) that certain Strip Grant Agreement, dated as of the date hereof by and among Warner Chilcott, Warner II, and the Executive, (any such payments or consideration, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 of the United States, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive at the time specified in Section 3(e) below an additional amount (a “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by Executive, after deduction of all federal, state and local income tax (and any interest and penalties imposed with respect thereto), employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount of the Excise Tax imposed on such Payment.

(b) For purposes of the foregoing Section 3(a), the proper amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined in the first instance by the Company. Such determination by the Company shall be promptly communicated in writing by the Company to Executive. Within 10 days of being provided with written notice of any such determination, Executive may provide written notice to the Compensation Committee of the Board (or, if there is no such Compensation Committee, the Board) of any disagreement, in which event the amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined by an independent accounting firm mutually selected by the Company and Executive. The determination of the Company (or in the event of disagreement, the accounting firm selected) shall be final and nonreviewable.

(c) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax under Section 3, any payments or benefits received or to be received by Executive in connection with a termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless the Company or the accounting firm selected above, as applicable, determines based on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, with substantial authority (within the meaning of Section 6662 of the Code), such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code.

(d) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of tax in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of tax in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(e) The Gross-Up Payments provided for in Section 3(a) shall be made in a cash, lump-sum payment to the Executive (or appropriate taxing authority on Executive’s behalf) when due, net of any required tax withholdings, upon the calculation of the amount of the Gross-Up Payment under Section 3(a). Any Gross-Up Payment required hereunder that is not made in a timely manner shall bear interest at a rate equal to the prime rate quoted on the date the payment is first overdue by Citibank N.A., New York, New York plus two percent until paid.

4. Confidential Information.

(a) Executive acknowledges and agrees that the information, observations and data obtained by him concerning Warner Chilcott or any other Group Company while employed by the Company or any other Group Company (“Confidential Information”) are the property of Warner Chilcott or another Group Company (as appropriate). Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade “know-how” secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of Warner Chilcott and any other Group Companies learned by him prior to or after the date of this Agreement, and not to disclose them to anyone outside the Group Companies, either during or after his employment with the Company, except (i) in the course of performing his duties hereunder; (ii) with the Company’s express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 8 hereof), and, at the Company’s expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit the Company to intervene and participate with counsel of its own choice in any related proceeding.

(b) Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents, and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of Warner Chilcott or any other Group Company which he may then possess or have under his control.

5. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, patent applications and all similar or related information (whether or not patentable) which relate to Warner Chilcott or any other Group Company’s actual or anticipated business, research and development or existing or future products or services of Warner Chilcott or any other Group Company which are conceived, developed or made by Executive while employed by the Company or any other Group Company (collectively, “Work Product”) belong to Warner Chilcott or another Group Company. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after his employment) to seek and obtain intellectual property protection on behalf of Warner Chilcott or the other Relevant Group Company and establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

6. Indemnification. The Company will indemnify Executive and his legal representatives, to the fullest extent permitted by applicable law and the existing by-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of him being or having been a director or officer of the Company or any other Group Company or actions taken purportedly on behalf of the Company or any other Group Company. The Company shall advance to Executive the amount of his expenses incurred in connection with any proceeding relating to such service or function to the fullest extent legally permissible under applicable law. The indemnification and expense reimbursement obligations of the Company in this Section 6 will continue as to Executive after he ceases to be an officer of the Company or any other Group Company and shall inure to the benefit of his heirs, executors and administrators. The Company shall not, without Executive’s written consent, cause or permit any amendment of the Company’s governing documents which would adversely affect Executive’s rights to indemnification and expense reimbursement thereunder.

7. Non-Compete. Non-Solicitation.

(a) Executive covenants and agrees that, while Executive is employed by the Company and for the following periods after the termination of this Agreement howsoever arising, except with the prior written consent of the Board, which shall not be unreasonably refused or delayed, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever, Executive shall not:

(i) for the Applicable Period following termination, in the Relevant Territory (as defined in Section 7(b) below) and in competition with the Company or any of the Relevant Group Companies engage, assist or be interested in any undertaking which provides services or products similar to those provided by the Company or any Relevant Group Company;

(ii) for the Applicable Period following termination, in the Relevant Territory solicit or interfere with or endeavor to entice away from the Company or any of the Relevant Group Companies any Person who is a customer or Potential Customer of the Company or any Relevant Group Company;

(iii) for the Applicable Period following termination, in the Relevant Territory be concerned with the supply of services or products to any Person which is a customer or Potential Customer of the Company or any of the Relevant Group Companies where such services or products are in competition with those services or products supplied by the Company or any Relevant Group Company;

(iv) for the Applicable Period following termination, offer to employ or engage or solicit the employment or engagement of any person who immediately prior to the date of termination was an employee, contractor or director of the Company or any of the Relevant Group Companies (whether or not such person would commit any breach of their contact of employment or engagement by reason of leaving the service of such company); and

(v) represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies other than, if applicable, in his capacity as a shareholder of Warner Chilcott or Warner II.

(b) For the purposes of this Agreement:

(i) “Applicable Period” means

(i) the Severance Period, in the event of a termination of Executive’s employment with the Company as described in Sections 2(b) (termination as a result of disability of Executive), 2(d) (termination by Company without Cause) or 2(e) (termination by Executive for Good Reason),

(ii) 6 months, in the event of a termination of Executive’s employment with the Company as described in Section 2(f) (Executive resignation or retirement), provided, that, such 6 month period shall be increased to 12 months if the Company elects, in its sole discretion, to pay Executive an amount equal to (x) 100% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 100% of the annual cash bonus paid to Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, such amount payable during the 12 month period after Executive’s last day of active employment in equal installments in accordance with the Company’s customary payroll practices, and

(iii) 6 months in the event of a termination of Executive’s employment with the Company as described in Section 2(c) (termination by Company for Cause).

(ii) “Person” means an individual, partnership, limited liability company, corporation, trust or any other entity.

(iii) “Potential Customer” means any Person that the Company or any of the Relevant Group Companies has actively solicited business during the 12-month period prior to the Executive’s termination of employment.

(iv) a “Relevant Group Company” means Warner Chilcott, Warner II, the Company and all direct and indirect subsidiaries thereof for which the Executive has performed services or in which he has held office and, if applicable, their predecessors in business.

(v) “Relevant Territory” means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which the Executive shall have been concerned during the term of his employment with the Company or any other Group Company.

(vi) “Sponsor” has the meaning ascribed to such terms in the Management Shareholders Agreement.

(c) Nothing contained in Section 7(a) shall prohibit Executive from holding shares or securities of a company any of whose shares or securities are quoted or traded on any recognized investment or stock exchange provided that any such holding shall not exceed three percent of the issued share capital of such company and is held passively by way of bona fide investment only.

(d) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 7 are reasonable.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond).

8. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9. Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to Executive:	Leland H. Cross P.O. Box 254 Rockland, DE 19732

Notices to the Company:	Warner Chilcott (US), Inc. Rockaway 80 Corporate Center 100 Enterprise Drive Rockaway, NJ 07866 (973) 442-3200 (Phone) (973) 442-3316 (Fax) Attention: General Counsel

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction (except with respect to Section 7, for which Section 7(d) shall apply), such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Complete Agreement. This Agreement, together with any other agreements referred to herein (other than the Prior Agreement) (and any exhibits, schedules or other documents referred to herein or therein), constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, whether in term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.

12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than (a) a claim solely for injunctive relief for any alleged breach of the provisions of Sections 4, 5 and/or 7 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction or (b) the determination of Excise Tax and Gross-Up Payments, if any, pursuant to Section 3 hereof, shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and any party to the arbitration may, if he elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

18. Legal Fees and Expenses. The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of (a) review and/or any claims made regarding the Company’s determination of Excise Tax and Gross-Up Payments pursuant to Section 3 herein, or (b) any contest brought in good faith (regardless of the outcome thereof) by the Company, the Executive or others of the validity, or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

19. No Mitigation or Set-Off. The provisions of this Agreement are not intended to, nor shall they be construed to, require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise. The Company’s obligations to make the payments to Executive required under this Agreement, and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

20. Tax Withholding. The parties agree to treat all amounts paid to Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amount payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WARNER CHILCOTT (US), INC.

Name: Title:

EXECUTIVE:

Name: Leland H. Cross

SIGNATURE PAGE: SEVERANCE AGREEMENT